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                                                    Exhibit (h) (6)

                     ASSIGNMENT, ASSUMPTION AND GUARANTEE
                     ------------------------------------


          AGREEMENT made as of May11, 2001 between MERCANTILE-SAFE DEPOSIT & TRUST COMPANY ("Mercantile"), a Maryland banking corporation and a wholly-owned subsidiary of Mercantile Bankshares Corporation, and MERCANTILE CAPITAL ADVISORS, INC. ("Mercantile Capital"), a Maryland corporation and a wholly-owned, indirect subsidiary of Mercantile Bankshares Corporation.

          WHEREAS, M.S.D. & T. Funds, Inc. ("M.S.D. & T. Funds") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, Mercantile has been previously appointed as administrator to M.S.D. & T. Funds pursuant to an Administration Agreement between Mercantile and M.S.D. & T. Funds dated May 28, 1993, as subsequently amended to add additional portfolios (as so amended, the "Administration Agreement");

          WHEREAS, Mercantile Bankshares Corporation has decided to reorganize the administrative services provided by Mercantile with respect to M.S.D. & T. Funds;

          WHEREAS, as a result of such reorganization, Mercantile desires to have Mercantile Capital be the administrator with respect to each portfolio of M.S.D. & T. Funds pursuant to the Administration Agreement; and

          WHEREAS, substantially all of the personnel of Mercantile responsible for providing administrative services to M.S.D. & T. Funds will be employees of Mercantile Capital as a result of such reorganization.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

          1. Mercantile hereby assigns to Mercantile Capital, and Mercantile Capital hereby assumes, all rights and obligations of Mercantile under the Administration Agreement.

          2. Mercantile hereby unconditionally guarantees the due performance of its obligations by Mercantile Capital in connection with the Administration Agreement.

          3. Mercantile hereby represents that the management personnel of Mercantile responsible for providing administrative services to M.S.D. & T Funds under the Administration
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Agreement, including supervisory personnel, are or will be employees of
Mercantile Capital where they will continue to provide the same administrative services for M.S.D. & T. Funds.

          4. Both parties hereby agree that this Assignment, Assumption and Guarantee shall be attached to and made a part of the Administration Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                                         MERCANTILE-SAFE DEPOSIT & TRUST COMPANY


                                         By:/s/ Mark S. McGlone
                                            -------------------
                                            Mark S. McGlone
                                            (Authorized Officer)



                                         MERCANTILE CAPITAL ADVISORS, INC.


                                         By:/s/ William G. Stewart
                                            ----------------------
                                            William G. Stewart
                                            (Authorized Officer)


M.S.D. & T. Funds, Inc.
hereby consents to the
foregoing Assignment,
Assumption and Guarantee.


By:/s/ Leslie B. Disharoon
   -----------------------
   Leslie B. Disharoon
   President

Dated: May 11, 2001

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